Exhibit 99.1

Smart Balance, Inc. Announces 2009 Fourth Quarter and Full Year Results

•	Fourth quarter gross profit up 8% versus last year, full year up 22%
•	Fourth quarter earnings per share $0.00, up $0.04 versus last year
•	Earnings included $1.5 million one-time refinancing costs, or $0.01 per share
•	Full year earnings per share $0.06, up $0.17 versus last year
•	Fourth quarter net sales down 10% versus last year, full year up 8%

Paramus, N.J. (February 25, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the fourth quarter and full year ended December 31, 2009.  For the fourth quarter, the Company reported net sales of $58.9 million, a decrease of 10.1% compared to last year, and earnings per share of $0.00, compared to a loss of $0.04 per share in 2008.  The fourth quarter of 2009 included $1.5 million ($0.9 million after-tax) or $0.01 per share, of after-tax impact of one-time costs related to the refinancing of the Company’s debt.

Fourth quarter net sales decreased in 2009 compared to 2008 due to higher promotion spending and a 1.5% volume decline in case shipments.  The improvement in earnings per share was due to increased gross profit and lower interest expense and related costs, partially offset by the one-time impact of the Company’s 2009 debt refinancing.

The Company increased market share in its core category of spreads by 0.2 points to 13.6% in the fourth quarter versus the same quarter in 2008, representing the 31st consecutive quarter of market share growth, according to Information Resources, Inc. (IRI) food channel data.  For the year, the Company’s market share in spreads increased 1.0 points to 14.6%.

Fourth quarter gross profit increased 8.1% to $29.2 million in 2009 versus the prior year.  Gross profit margin for the quarter improved to 49.6% versus 41.3% for the fourth quarter of 2008, due to lower commodity costs partially offset by higher promotion expenses.

“We delivered our income targets for the quarter and the year helped by the strong performance in gross margin, despite the lower than expected volumes in our core spreads category and the slower roll-out of sour cream,” said Stephen B. Hughes, Smart Balance, Inc. Chairman and CEO.

For the full year of 2009, sales increased 7.9% compared to 2008 primarily due to a 6.4% increase in case shipment volume.  Year over year, gross profit increased 21.6% and operating income increased 107.4%.  Cash operating income increased approximately 31% to $32.8 million in 2009 from $25.1 million in 2008 (see table for a reconciliation of this non-GAAP measure to operating income).  Earnings per share in 2009 were $0.06, up $0.17 versus a loss of $0.11 in 2008.

Mr. Hughes added “Despite the continued challenging economic and competitive environment, the Company has executed on initiatives that we expect will provide a strong platform for growth.  In 2009, we expanded distribution of our enhanced milk products, introduced sour cream, signed an exclusive global agreement to license the Bestlife™ brand and refinanced our debt for financial flexibility.  I look forward to 2010 and progress on the national rollout of milk.  Success in the milk category, with its high purchase frequency, is the critical element for our growth beyond spreads and achieving our future business goals.”

The Company’s outlook for 2010 reflects net sales percentage growth compared to 2009 in the mid-teens driven by the rollout of milks, execution of our three-tier spreads strategy - including the introduction of Bestlife™ brand spreads - and distribution of sour cream.  The Company’s outlook for 2010 also reflects cash operating income percentage growth compared to 2009 in the mid-teens.

During the fourth quarter the Company refinanced its debt, which ended the year at $57 million, down $13 million from the end of 2008 and down $103 million since the May 2007 acquisition of GFA Brands, Inc.

2009 Fourth Quarter Results

Net sales for the fourth quarter of 2009 decreased 10.1% to $58.9 million from $65.6 million for the fourth quarter of 2008.  The decrease was primarily due to higher trade and consumer promotion spending - reflecting more competitive pricing and coupons to drive trial of new products - and a 1.5% decline in case shipment volume.  The lower volume was primarily due to a decline in the core category of spreads that more than offset increases from the expansion of the Company’s milks in the Northeast and the introduction of the new sour cream products.

Gross profit increased 8.1% to $29.2 million for the fourth quarter of 2009 from $27.1 million in 2008 due to the benefit of lower product input costs, partially offset by higher promotion expenses and lower volumes.

Operating income increased 58.3% to $2.6 million for the fourth quarter of 2009 compared with $1.7 million in the fourth quarter of 2008 as the increase in gross margin was partially offset by higher operating expenses, reflecting higher staff and related costs along with higher marketing investments, both to support growth.

Cash operating income increased approximately 15% to $7.8 million in 2009 from $6.8 million in 2008.  See the table below for a reconciliation of this non-GAAP measure to operating income.

Reconciliation of Operating Income to Cash Operating Income – Fourth Quarter

$ in Millions	2009	2008

Operating Income	2.6	1.7
Non-cash charges affecting Operating Income:
Stock-based Compensation Expense	4.0	4.0
Depreciation	0.2	0.1
Amortization of Intangibles	1.0	1.0
	5.2	5.1
Cash Operating Income	7.8	6.8

Net income for the fourth quarter of 2009 was $0.1 million compared to a loss of $2.6 million for the fourth quarter of 2008, an increase of $2.7 million, reflecting the Company’s higher operating income, and lower interest and debt related costs.  Net income for 2009 included $1.5 million in costs ($0.9 million after tax) related to the refinancing of the Company’s debt.  See table below.

One-time Refinancing Items Affecting 2009 Fourth Quarter

$ in Millions	Profit/(Loss)	Cash Flow

New financing costs (amortized over life of debt)	-	(2.2)
Deferred original financing costs write-off	(1.4)	-
Unamortized portion of debt administrative costs	(0.1)
Existing interest rate swap pay off	-	(3.8)
Sub-total	(1.5)	(6.0)
Tax Impact (including deferred taxes on swap)	0.6	2.1
Total	(0.9)	(3.9)
Impact on Earnings Per Share	$(0.01)

2009 Full Year Results

Net sales for the year ended December 31, 2009 increased 7.9% to $239.5 million compared to $221.9 million for 2008.  The increase was due primarily to an increase in case shipment volume of 6.4% and the carryover impact of price increases in 2008, partially offset by higher trade promotion spending and coupon redemption costs.  The increase in case shipment volume was related to the expansion of the Company’s milk products into select markets in the Northeast, growth in the spreads category, and the introduction of sour cream in the second half of the year.  These increases were partially offset by declines in the cheese category, including the discontinuance of cream cheese.

Gross profit for the year ended December 31, 2009 increased 21.6% to $115.5 million compared to gross profit of $95.0 million in 2008.  The increase in gross profit was due to higher prices, increased case shipment volume and lower input costs, partially offset by higher trade promotion spending and coupon redemption costs.

Operating income more than doubled to $11.8 million in 2009 from $5.7 million in 2008 due to the $20.5 million increase in gross profit partially offset by a $14.4 million increase in operating expenses.  Operating expenses increased in 2009 compared to 2008 due primarily to increased headcount and related costs to support future growth and higher marketing expenses to increase awareness and trial of our products.

Cash operating income increased approximately 31% to $32.8 million in 2009 from $25.1 million in 2008.  See the table below for a reconciliation of this non-GAAP measure to operating income.

Reconciliation of Operating Income to Cash Operating Income – Full Year

$ in Millions	2009	2008

Operating Income	11.8	5.7
Non-cash charges affecting Operating Income:
Stock-based Compensation Expense	16.1	14.9
Depreciation	0.8	0.4
Amortization of Intangibles	4.1	4.1
	21.0	19.4
Operating Income excluding non-cash charges	32.8	25.1

Net Income for 2009 was $3.5 million compared to a net loss of $6.9 million in 2008.  The $10.4 million improvement reflects the gains in operating income and lower interest expenses and debt related costs.  Net income for 2009 included $1.5 million in costs ($0.9 million after tax) related to the refinancing of the Company’s debt in the fourth quarter.

The Company’s effective income tax rate during 2009 was 28.1%, including the one-time benefit of a state tax resolution.  It is expected that the Company’s income tax rate for 2010 will be approximately 39%, in line with statutory rates.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:
•	maintain margins during commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	provide funding to support market share and increase consumer awareness, and
•	grow net sales in a competitive environment and with increasingly price sensitive consumers.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.   Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, and amortization of intangibles.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$7,538	$5,492
Accounts receivable, net of allowance of: $345 (2009) and $256 (2008)	11,970	14,283
Accounts receivable - other	650	692
Income taxes receivable	1,131	–
Inventories	5,812	9,322
Prepaid taxes	405	709
Prepaid expenses and other assets	3,392	1,019
Deferred tax asset	462	650
Total current assets	31,360	32,167
Property and equipment, net	4,634	4,301
Other assets:
Goodwill	374,886	374,886
Intangible assets, net	151,089	155,223
Deferred costs, net	2,111	1,737
Other assets	985	222
Total other assets	529,071	532,068
Total assets	$565,065	$568,536
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$22,626	$24,938
Income taxes payable	–	1,080
Current portion of long term debt	5,500	–
Total current liabilities	28,126	26,018
Long term debt	51,143	69,504
Derivative liability	-	5,132
Deferred tax liability	43,824	46,268
Other liabilities	965	163
Total liabilities	124,058	147,085
Commitment and contingencies

Stockholders' equity
Convertible Preferred stock, $.0001 par value, 50,000,000 shares authorized;	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 issued and outstanding	6	6
Additional paid in capital	523,467	507,377
Retained deficit	(82,466)	(85,932)
Total stockholders' equity	441,007	421,451
Total liabilities and stockholders' equity	$565,065	$568,536

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(in thousands, except share data)

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net sales	$58,913	$65,561	$239,503	$221,872
Cost of goods sold	29,673	38,506	123,974	126,904
Gross profit	29,240	27,055	115,529	94,968
Operating expenses:
Marketing	9,810	9,436	37,383	33,034
Selling	4,567	4,803	17,580	16,662
General and administrative	12,238	11,157	48,756	39,578
Total operating expenses	26,615	25,396	103,719	89,274
Operating Income	2,625	1,659	11,810	5,694
Other income (expense):
Interest income	-	8	3	292
Interest expense	(950)	(1,863)	(3,653)	(9,049)
Gain (Loss) on derivative liability	(175)	(2,550)	(1,045)	(5,132)
Other expense, net	(1,703)	(923)	(2,291)	(2,336)
Total other income (expense)	(2,828)	(5,328)	(6,986)	(16,225)
(Loss) income before income taxes	(203)	(3,669)	4,824	(10,531)
(Benefit) provision for income taxes	(259)	(1,028)	1,358	(3,563)
Net income (loss)	$56	$(2,641)	$3,466	$(6,968)

Net income (loss) available for common shares	$56	$(2,641)	$3,466	$(6,968)

Net income (loss) per share - basic and diluted	$-	$(0.04)	$0.06	$(0.11)
Weighted average shares outstanding:
Basic	62,630,683	62,630,683	62,630,683	62,523,742
Diluted	62,631,058	62,630,683	62,703,434	62,523,742